Exhibit 3.4

Acadia Realty Trust

Fifth Amendment to Declaration
of Trust
Dated: May 15, 2006

          Acadia Realty Trust, a Real Estate Investment Trust formed pursuant to Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (1993 Replacement Volume) (the “REIT”), hereby certifies to the State Department of Assessments and Taxation:

          FIRST: That SECTION 1.5 of the Declaration of Trust of the REIT is hereby amended by deleting therefrom the following definition:

                    “Related Party Limit” means ownership, whether direct, indirect or as a result of attribution of ownership for purposes of the REIT Provisions of the Code, of in excess of 9.8% of either the number of total Shares or the total combined voting power of all classes of Shares entitled to vote.

          SECOND: That SECTION 6.6(c) of the Declaration of Trust of the REIT is hereby amended by deleting therefrom the number “4.0%” and by substituting in lieu thereof the number “9.8%.”

          THIRD: That SECTION 6.6(d) of the Declaration of Trust of the REIT is hereby amended by deleting from the definition of “Excepted Person” the number “4.0%” and by substituting in lieu thereof the number “9.8.”

          FOURTH: That SECTION 6.6(k) of the Declaration of Trust of the REIT is hereby amended by deleting therefrom the term “Related Party Limit” and by substituting in lieu thereof the term “Excess Shares.”

          FIFTH: The foregoing amendments were advised and approved by at least a majority of the Trustees of the REIT effective as of the 15th day of May, 2006, and approved by the affirmative vote of the holders of not less than two-thirds of the shares issued by the REIT and then outstanding on My 15, 2006, in each case in the manner prescribed by the provisions of the Corporations and Associations of the Annotated Code of the State of Maryland.

          IN WITNESS WHEREOF, Acadia Realty Trust has caused these presents to be signed in its name on its behalf by its President and attested by its Secretary this 15th day of May 2006. Each of the undersigned officers of Acadia Realty Trust acknowledges, under the penalties for perjury, that this Fifth Amendment to Declaration of Trust is the act of the REIT and that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

ATTEST:	ACADIA REALTY TRUST

By:
Robert Masters, Secretary		Kenneth F. Bernstein, President